Lawson Products Announces Departure of Chief Operating Officer

DES PLAINES, Ill.—(BUSINESS WIRE)—Apr. 30, 2012— Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or “the Company”), a distributor of products and services to the MRO marketplace, today announced that Harry Dochelli, Chief Operating Officer, is leaving the Company to pursue a senior level position with another organization. As part of the transition plan, Thomas Neri, President and CEO, will assume the COO responsibilities while the Company conducts a search for a replacement.

“Harry has been instrumental in helping us develop our strategy for transforming the business. We are well on our way today – with the recent implementation of a new ERP system, the construction of our leased state-of-the-art distribution center in McCook, Illinois, and our sales and channel transformation initiatives led by the upcoming launch of our new web site. We thank Harry for his significant contributions to the Company and wish him well in his new position,” said Thomas Neri, President and CEO of Lawson Products.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of approximately 1,800 sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico. You can learn more about Lawson at www.lawsonproducts.com.

Source: Lawson Products, Inc.

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665
or
Media Contact:
Lawson Products, Inc.
Carolyn Ballard
Director, Corporate Communications
847-827-9666, ext. 2251